Exhibit 10.2

April 19, 2016

Michael F. Ricart

Naperville, IL 60565

Dear Mike:

It gives me great pleasure to confirm in writing the offer of employment that we have discussed. I am extremely excited at the prospect of partnering with you, and believe that your leadership style, demonstrated retail acumen and broad experience are a tremendous fit with our Company’s culture, our senior management group and stores team. As importantly, I believe that Gordmans offers you the opportunity to optimize your tremendous skills and potential, immediately and well into the future. Here are the specifics of our offer:

Start Date: May 2, 2016

Position: SVP Stores

Supervisor: Andy Hall, President & CEO

Salary: You will receive a biweekly base salary of $11,730.77 (26 biweekly periods per year) which, when annualized, would equate to $305,000.00. Paydays are every other Friday.

Annual Bonus: You will be eligible to participate in the Incentive Compensation Program for Officers according to the terms of that program. The annual bonus target for your position, assuming the performance thresholds are reached, is approximately 45% of eligible earnings for the fiscal year, with a maximum of 90%. You must be employed on the date that the bonus is paid in order to receive the bonus.

Signing Bonus: Gordmans will pay you within your first two weeks of employment a sign-on bonus in the amount of $40,000, less applicable taxes and withholdings. Should you voluntarily resign your position with Gordmans, you agree that you will reimburse the Company for the entire amount of the bonus if your resignation occurs in the first 12 months of employment, 75% if a resignation occurs between 13 and 24 months, and 50% repayment if a resignation occurs between 25 and 36 months. You authorize Gordmans to deduct any reimbursement obligation you may have from any amounts Gordmans owes to you, and if such deduction does not satisfy your reimbursement obligation, you will immediately pay Gordmans the difference.

Equity Participation: During our scheduled Annual Long Term Incentive (LTI) review period in June of 2016, you will be granted equity instruments valued at 60% of your base salary. These instruments will be a combination of performance shares (20%), restricted stock (20%) and stock options (60%) to acquire shares of the Company’s common stock, pursuant to a Performance Share Agreement, Restricted Stock Agreement and a Non-Qualified Stock Option Agreement issued under the 2010 Omnibus Incentive Compensation Plan. All equity programs are subject to a minimum share price with the review and approval of the Board of Directors.

Relocation: Your eligible expenses in relocation from Illinois to Omaha will be reimbursed in accordance with company policy. The details of this policy are explained more fully in the separate documents titled Relocation Repayment Agreement and Gordmans Relocation Policy. Gordmans will cover a maximum of $90,000.00 in eligible expenses up to one year from your start date.

Benefits: During the 60-day waiting period for benefits, Gordmans will subsidize any COBRA healthcare payments that you may be making to your previous employer such that your net cost is no more than you would pay as an active participant under our healthcare plan. Note that officers are eligible for four weeks of vacation each year. A complete listing of benefits and eligibility requirements will be provided.

Performance Review: Your performance will be formally evaluated at the end of each fiscal year against the objectives agreed to by you and your supervisor. Your salary will be adjusted annually according to the degree of attainment of those objectives. You will receive a pro-rated performance review (based on length of service) on or about May 1, 2017 and annually thereafter.

Miscellaneous: Please be advised that the offer is contingent upon the favorable outcome of a background check. Also please be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law. This offer of employment is also contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, non-solicit, confidentiality or similar restriction with any person with respect to any prior or existing employment, investment or other relationship.

Separation of Employment: Our relationship will be based on mutual respect and consent, and therefore will continue only as long as both parties find the relationship to be satisfactory. Accordingly, you are free to terminate your employment with proper notice whenever you feel it would be in your best interest to do so. By the same token, Gordmans reserves the right to terminate employment whenever, in its discretion, it feels necessary to do so. This is known as employment “at-will.” If, however, your employment is terminated by Gordmans without “cause”, then, subject to execution of a release of claims against us, you will receive salary continuation up to the earlier of (a) the period of time equal to the number of months you were employed by Gordmans, not to exceed six months, and (b) the date on which you are employed by a third party. Additionally, you will receive continued medical and dental coverage during this period. If termination occurs for Cause, you will not be entitled to any compensation whatsoever from Gordmans beyond the last day worked. “Cause” for termination of employment is defined, in the reasonable opinion of the President & CEO of the Company, as (i) willful or deliberate misconduct as an employee of the Company; (ii) misappropriation or misuse of the Company’s trade secrets or proprietary information, including the disclosure of confidential information to others; (iii) any act of embezzlement or fraud against the Company or its customers or vendors, or dishonesty; (iv) any conduct which is or may be injurious to the Company (including its reputation), its customers, or its vendors; (v) any immoral or illegal conduct; and (v) negligence which manifests culpability, wrongful intent, evil design, or substantial disregard of Gordmans’ interests or of your duties and obligations. You will not be entitled to any severance or payment beyond your last day worked if you terminate your employment with Gordmans.

Business Ethics/Conflict of Interest: Please carefully read the enclosed Business Ethics/Conflict of Interest policy and sign the Handbook Acknowledgement. This offer of employment, and your continuing employment, is conditional upon the absence of any conflicts of interest as defined in our policy.

Compliance with Law: This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

Identity/Employment Eligibility: This offer of employment is contingent on your ability to provide appropriate original documentation verifying your identity and eligibility to work in the United States as required by The Immigration Reform and Control Act. The attached “List of Acceptable Documents” outlines the documentation that we are required to review. Please bring one document from List A OR one document from List B AND one document from List C on your first day of employment. Should you be unable to provide the necessary documents within the government mandated 72 hours, your employment may be terminated.

This letter contains all the specifics of our offer and any changes must be in writing and signed by Gordmans. Please indicate your formal acceptance of this offer of employment with Gordmans by returning a signed copy of this letter to me as soon as possible. Please scan the signed letter and acknowledgement to Roger Glenn.

Mike, if you have any questions about the specifics of this offer, please don’t hesitate to call me. We are very confident that your talents and experience will enable you to make a significant positive impact on the Gordmans shopping experience as well as the work experience. Once again, I am extremely enthusiastic about the prospect of working together, as is our entire management team, and greatly appreciate your giving this offer every consideration.

Best regards,

/s/ Andy Hall

ACCEPTED AND AGREED:

Signature	/s/ Michael F. Ricart	Date	5/9/2016